Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Edward F. Murray, III, WY Secretary of State
FILED: 02/17/2015 09:36 AM
Original ID: 2008-000554438
Amendment ID: 2015-001702077

Profit Corporation
Articles of Amendment

1. Corporation name:

StreamTrack, Inc.

2. Article(s) IV A and XIII is amended as follows:

Articles IV A is hereby amended to read as follows: A. Capitalization. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is unlimited, consisting of (a) unlimited shares of Common Stock, par value $0.0001 per share ("Common Stock"), and (b) Five Million (5,000,000) shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock").
A new Article XIII is hereby added and reads as follows:
Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 02/06/2015
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

Received FEB 2015 Secretary of State Wyoming

OR

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

The amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Signature: [signature]

Date: 02/09/2015
(mm/dd/yyyy)

Print Name: Michael Hill

Title: CEO

Contact Person: Michael Hill

Daytime Phone Number: (805) 308-9151

Email: mhill@streamtrackmedia.com

Checklist

- [ ] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [ ] The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- [ ] Please submit one **originally signed** document and one exact photocopy of the filing.